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                          February 22, 2023

       Paul Delva
       Sr. V.P., General Counsel and Secretary
       Navitas Semiconductor Corp
       3520 Challenger Street
       Torrance, California 90503-1640

                                                        Re: Navitas
Semiconductor Corp
                                                            Registration
Statement on Form S-3
                                                            Filed February 14,
2023
                                                            File No. 333-269752

       Dear Paul Delva:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Gregory
Herbers at 202-551-8028 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing